Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-185945 on Form S-8 of our report dated February 7, 2012, relating to the consolidated financial statements of Altisource Residential Corporation and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 7, 2013